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                                                                      EXHIBIT 14

                       NAVIGATION TECHNOLOGIES CORPORATION
                       CODE OF ETHICS AND BUSINESS CONDUCT


                           STATEMENT OF GENERAL POLICY

       This Code of Ethics and Business Conduct (the "Code") has been adopted to provide guiding principles to all directors, officers and employees (the "Covered Persons") of Navigation Technologies Corporation and its direct and indirect subsidiaries (the "Company") in the performance of their duties. The Code should be read in conjunction with any other policies of the Company that the Company may adopt from time to time regarding employee conduct. The Code is in addition to any contractual obligations any Covered Person may have pursuant to an employment agreement, a proprietary information and inventions agreement or any other agreement between the Company and the Covered Person.

       The basic principle which governs all of our Covered Persons is that the Company's business should be carried on with loyalty to the interests of our stockholders, customers, suppliers, fellow employees, strategic partners and other business associates. Therefore, no Covered Person shall: (a) employ any device, scheme or artifice to defraud the Company, its stockholders or any Business Associate; or (b) engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the Company, its stockholders or any Business Associate.

       The Company is committed to a high standard of business conduct. This means conducting business in accordance with the spirit and letter of applicable laws and regulations and in accordance with ethical business practices. This Code helps in this endeavor by providing a statement of the fundamental principles that govern the conduct of the Company's business. In addition, all Covered Persons are responsible for complying with all laws and regulations applicable to the Company, including without limitation, the following:

    - ANTITRUST LAWS - Antitrust laws generally prohibit agreements with competitors, suppliers or customers that constitute unlawful restraint of trade, as well as price discrimination.

    - LAWS GOVERNING INTERNATIONAL ACTIVITIES - The Foreign Corrupt Practices Act generally prohibits payments to foreign officials to induce actions by them. The Company must also comply with export laws. For example, the Company is prohibited from taking any action in support of an international boycott not sanctioned by the U.S. government. If you are involved in exports, you must be familiar with the export laws and the Company's related policies and procedures.

    - EMPLOYMENT LAWS - The Company is committed to providing a work environment that is free from all forms of discrimination, including sexual harassment and discrimination based on race, color, religion, sex, national origin, age, disability or other protected status. The Company provides equal opportunity in all of our employment practices and seeks to ensure that each of the Company's employees is treated with fairness and dignity.

    - OCCUPATIONAL HEALTH AND SAFETY AND ENVIRONMENTAL LAWS - The Company is committed to providing a healthy and safe work environment. Each of the Company's employees must abide by Company standards in safety matters, do such employee's part to maintain a healthy and safe work environment and take the necessary steps to ensure such employee's own safety and the safety of others. The Company's employees must also adhere to all environmental laws and regulations.

    -  SECURITIES LAWS - See Section 6 below.

    COVERED PERSONS SHOULD CONTACT THE COMPANY'S LEGAL DEPARTMENT AND/OR HUMAN RESOURCES DEPARTMENT WITH ANY QUESTIONS REGARDING EACH OF THE FOREGOING LAWS.

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       1.     DEFINITION OF TERMS USED

              In addition to the terms already defined above, the following terms have the indicated meanings:

              (a) "Business Associate" means any supplier of services or materials, customer, consultant, professional advisor, lessor of space or goods, tenant, licensor, licensee or partner of the Company.

              (b) "Company" includes Navigation Technologies Corporation and each of its direct and indirect subsidiaries.

              (c) "Compliance Officer" shall, except as provided in the next sentence, mean the Company's General Counsel, or such other person designated by the Company's Board of Directors from time to time. For matters concerning violations of this Code by the Company's General Counsel, the "Compliance Officer" shall mean the chairman of the Company's Audit Committee.

              (d) "Family Members" means as to a specific Covered Person, his or her Immediate Family Members, and any company, partnership, limited liability company, trust or other entity that is directly or indirectly controlled by that Covered Person and/or by any Immediate Family Member of that Covered Person.

              (e) "Immediate Family Member" includes the spouse (or life partner) and children of a Covered Person and any relative (by blood or marriage) of that Covered Person or spouse (or life partner) residing in the same household as such Covered Person.

              (f) "Related Entity" means, as to a specific Covered Person, any company, partnership, limited liability company or other entity (such as a bank, investment banker, law firm, accounting firm or consultant) of which such Covered Person is a partner, director, member, officer or employee.

       2.     TRANSACTIONS WITH THE BUSINESS ASSOCIATES

       (a) In adhering to the foregoing basic principles, Covered Persons, their Family Members and Related Entities must not profit, directly or indirectly, due to the Covered Person's position in the Company, to the detriment or at the expense of the Company. The foregoing, however, does not prohibit receipt of gifts of nominal amount (i.e., less than $75) as provided in Section 4. No Covered Person, Family Member or Related Entity shall take for his or her own advantage any corporate opportunity for profit, which he or she learns about in his or her position with the Company, unless such Covered Person first presents the opportunity to the Company and the Board of Directors and the Board of Directors give its consent to the taking of such corporate opportunity by the Covered Person, Family Member or Related Entity.

       (b) Covered Persons and their Family Members may patronize our Business Associates. However, no Covered Person or Family Member shall sell or purchase any goods or services to or from a person or entity that such Covered Person or Family Member knows or reasonably should know is a Business Associate or competitor of the Company without the prior consent of the Board of Directors, except for the purchase of goods or services from a Business Associate or competitor of the Company in the ordinary course of the Business Associate's or competitor's business. No Covered Person or Family Member shall borrow money or other property from a person or entity that such Covered Person or Family Member knows or reasonably should know is a Business Associate, unless that Business Associate is regularly engaged in the business of lending money or such other property, and the loan and the terms thereof are in the ordinary course of the Business Associate's business.

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       (c)    No Covered Person shall make any payment to or take any action with respect to any government official, agent or representative of the United States, any State or jurisdiction of the United States or of any foreign country that is in violation of any applicable laws or regulations. No Covered Person shall make any payment or take any action in violation of the U.S. Foreign Corrupt Practices Act.

       3.     NON-DISCLOSURE OF INFORMATION

              (a) No Covered Person or Family Member shall discuss with others, or inform others about, any actual or contemplated non-public business transaction by a Business Associate or the Company except in the performance of the Covered Person's duties to the Company and then only for the benefit of the Business Associate or the Company, as appropriate, and in no event for personal gain or for the benefit of any third party.

              (b) No Covered Person or Family Member shall give any non-public information to any third party about any business transaction of the Company or its Business Associates that are proposed or in process unless expressly authorized to do so by the Compliance Officer or in furtherance of the performance of such Covered Person's duties to the Company.

              (c) Clauses (a) and (b) above shall not apply to non-public transactions or information of a Business Associate which are known or learned by a Covered Person or Family Member other than through his or her position with the Company.

              (d) No Covered Person or Family Member other than the Company's
                  Chief Executive Officer, the Company's Chief Financial Officer, any employee specifically designated by the Company to regularly interact with the press (e.g., Marketing Communications Director) or any Covered Person specifically authorized by one of the foregoing persons, may discuss the Company or its dealings with any of its Business Associates with any member of the press or media, except with the prior authorization of the Compliance Officer. Covered Persons and Family Members shall refer all press inquiries about the Company or its dealings with any of its Business Associates to the Compliance Officer or such other persons designated by the Company to regularly interact with the press.

       4.     PREFERENTIAL TREATMENT AND GIFTS

       No Covered Person shall seek or accept for his or her self or for any Family Member any favors, preferential treatment, special benefits, special documents, gifts or other consideration as a result of such Covered Person's association with a Business Associate due to his or her position in the Company, except those usual and normal benefits directly provided by a Business Associate. The foregoing, however, does not prohibit receipt of gifts of nominal amount (i.e., less than $75). Cash gifts may not be accepted under any circumstances, regardless of amount, nor any items be accepted that are substantially equivalent to cash, such as gift certificates or items that may be redeemed or redeemable for cash.

       Covered Persons are sometimes entertained by Business Associates and potential Business Associates in the course of doing business. Offers of lavish or unreasonable entertainment from Business Associates and potential Business Associates, as a result of such Covered Person's association with such Business Associate due to his or her position in the Company, should be refused.

       5.     CONFLICTS OF INTEREST

              (a) A Covered Person shall maintain a high degree of integrity in the conduct of the Company's business and maintain independent judgment. Each Covered Person must avoid any activity or personal interest that creates, or appears to create, a conflict between his or her interests and the interests of the Company. A conflict of interest arises any time such a person has a duty or interest that may conflict with

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              the proper and impartial fulfillment of such person's duties, responsibilities or obligations to the Company. Conflicts of interest include, by way of example, a person:

              -- making an investment that may affect his or her business decisions;

              -- owning a meaningful financial interest in, or being employed by, an organization that competes with the Company;

              -- owning a meaningful financial interest in, or being employed by, an organization that does, or seeks to do, business with the Company;

              -- making a material decision on a matter where such person's self-interests may reasonably call the appropriateness of the decision into question;

              -- being employed by or accepting compensation from any other person as a result of business activity or prospective business activity affecting the Company.

              (b) A Covered Person that becomes aware of his or her own personal interest or the personal interest of a Family Member or another Covered Person, which is, or reasonably may be viewed as, in conflict with that of the Company should promptly present the situation and the nature of the possible conflict to the Compliance Officer for appropriate consideration. The Covered Person whose potentially conflicting interest is at issue shall refrain from further action until the situation has been consented to in writing by the Compliance Officer, after consultation with the Board of Directors.

              (c) No Covered Person, Family Member or Related Entity shall personally benefit, directly or indirectly from any Company purchase or sale, or derive any other personal gain from any other Company activity, except when the transaction has been fully disclosed to and pre-approved by the Board of Directors. The foregoing shall not apply to the Company's customary salary, bonus and commission arrangements.

              (d) No Covered Person or Family Member shall have any meaningful financial interest in any Business Associate or competitor of the Company, without the prior consent of the Board of Directors. For these purposes, holding 1% or less of the shares of a Business Associate or competitor whose shares are publicly traded shall not be deemed "meaningful".

              (e) No Covered Person or Family Member shall hold any position with (including as a member of the board of directors or other governing body) or perform services for a person or entity that such Covered Person or Family Member knows or reasonably should know is a Business Associate or competitor of the Company, without the prior consent of the Board of Directors.

              (f) Each Covered Person other than non-employee directors shall promptly provide a complete and accurate report to the Compliance Officer of all services such person and such person's Family Members provide to any other business enterprises, including serving as a director, officer, consultant or advisor thereof. Each Covered Person who is a non-employee director shall promptly provide a complete and accurate report to the Compliance Officer of all services such person and such person's Family Members provide to any other business enterprises which such person knows or reasonably should know constitute Business Associates or competitors of the Company. No Covered Person or Family Member shall provide any services to other business enterprises which reasonably could be deemed to materially adversely affect the proper performance of the Covered Person's work for or duties to the Company or which reasonably might materially jeopardize the interests of the Company, without the prior consent of the Board of Directors.

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              (g)    No Covered Person shall direct, or seek to direct, any
                     Company business to any business enterprise in which the Covered Person or his or her Family Member has a meaningful ownership position or serves in a leadership capacity, or to any Related Entity, without the prior consent of the Board of Directors.

       6.     INSIDE INFORMATION

       Federal and state securities laws and regulations prohibit the misuse of "material non-public" ("inside") information when purchasing, selling or recommending securities. Inside information includes, but is not limited to, knowledge of pending Company business transactions, corporate finance activity, mergers or acquisitions, unannounced earnings and financial results and other significant developments affecting the Company.

       Information is generally considered "material" if (a) there is a substantial likelihood that a reasonable investor would find the information important in determining whether to buy, hold or sell a security, or (b) the information, if made public, would likely affect the market price of a company's securities. Examples of material information include unannounced dividends, earnings, financial results, new or lost contracts or products, sales results, important personnel changes, business plans, possible mergers, acquisitions, divestitures or joint ventures, and important regulatory, judicial or legislative actions.

       Information is generally considered "non-public" unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed and adequate time must have passed for the securities markets to absorb the information. Adequate disclosure includes public filings with the SEC, posting on the Company's web site, and/or the issuance of press releases. A delay of two (2) business days is usually considered a sufficient period for routine information to be absorbed by the market. A longer period may be considered necessary for particularly significant or complex matters.

       Inside information obtained by any Covered Person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Covered Persons shall not use, act upon, or disclose to any third party including, without limitation, any Family Member or Related Entity, any inside information, except as may be necessary for the Company's legitimate business purposes in the course of performing such Covered Person's duties. Questions and requests for assistance regarding inside information should be promptly directed to the Compliance Officer.

       Covered Persons and their Family Members and Related Entities are prohibited from insider trading (buying or selling securities when in possession of material, non-public information) or tipping (passing such information on to someone who may buy or sell securities).

       The above prohibition on insider trading applies to Company securities and the securities of Business Associates if such person learns material, non-public information about them in the course of conducting his or her duties for the Company.

       If a Covered Person leaves the Company, he or she must maintain the confidentiality of all inside information until it has been adequately disclosed to the public. If there is any question as to whether information regarding the Company or any Business Associate is material or has been adequately disclosed to the public, the Compliance Officer must be contacted.

       The Company has adopted a Securities Trading Policy (a copy of which is attached hereto as Annex 1 and incorporated herein by this reference). The Securities Trading Policy applies to all Covered Persons and their Immediate Family Members.

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       7.     GUARDING CORPORATE ASSETS

       Covered Persons have a duty to safeguard Company assets, including its physical premises and equipment, records, customer information, and Company names and trademarks, trade secrets and other intellectual property. Company assets shall be used for Company business only. No Covered Person or Family Member may (i) take, loan, sell, damage or dispose of Company property or use, or allow others to use, Company property for any non-Company purpose, (ii) cause or solicit an employee of the Company to perform personal services (i.e., not directly and solely relating to the business of the Company) for such Covered Person or Family Member, or accept such services, or (iii) cause the Company to pay or reimburse such Covered Person or Family Member for any personal expenses (i.e., not directly and solely relating to the business of the Company), or accept such reimbursement. This section shall not apply to limited personal use of certain Company assets (e.g., cell phone, computer, automobile) if permitted under other policies of the Company.

       8.     CORPORATE BOOKS AND RECORDS

       (a) Covered Persons must ensure that all Company documents are completed accurately, truthfully, in a timely manner, and, when applicable, are properly authorized.

       (b) Financial activities and transactions must be recorded in compliance with all applicable laws and accounting practices, and in accordance with the generally accepted accounting principles designated by the Company. Transactions shall be entered into the books and records of the Company in a timely manner. No entry shall be made on the Company's books and records which intentionally disguises the true nature of the transaction or the true parties to the transaction. The making of false or misleading entries, records, or documentation is strictly prohibited. Inter-company transactions shall be properly identified.

       (c) Covered Persons may never create a false or misleading report under the Company's name. In addition, no payments or established accounts shall be used for any purpose other than as described by their supporting documentation. No undisclosed funds or assets may be established.

       (d) No Covered Person may take any action to defraud, influence, coerce, manipulate or mislead any other employee, officer or director, or any outside auditor or lawyer for the Company for the purpose of rendering the books, records or financial statements of the Company incorrect or misleading.

       (e) Errors, or possible errors or misstatements in the Company's books and records must be brought to the attention of the Compliance Officer, the Board of Directors or the Audit Committee of the Board of Directors. The Compliance Officer, the Board of Directors or the Audit Committee of the Board of Directors, as the case may be, shall promptly inform the Chief Financial Officer of the Company of any such error or misstatement, and take such other action as it deems appropriate.

       (f) Full, fair, accurate, timely and understandable disclosure is required in all reports and documents that the Company files with or submits to the Securities and Exchange Commission and in all other public communications.

       (g) All employees and officers are expected to cooperate fully with the Company's internal auditors and outside auditors. No employee or officer shall impede or interfere with the financial statement audit process.

       9.     DOCUMENT RETENTION

       (a) The Company seeks to comply fully with all laws and regulations relating to the retention and preservation of records. All Covered Persons shall comply fully with the Company's policies regarding the retention and

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           preservation of records. Under no circumstances are records to be destroyed selectively, or maintained outside Company premises or designated outside storage facilities.

       (b) Covered Persons are expected to be familiar with and comply with the Company's Document Retention Policy, the current copy of which is attached hereto as ANNEX 2 and incorporated herein by reference.

       (c) If any Covered Person becomes aware of the existence of a subpoena or impending government investigation, he or she must immediately contact the Compliance Officer. Covered Persons must retain all records and documents that may be responsive to a subpoena or pertain to an investigation. Any questions regarding whether a record or document pertains to an investigation or may be responsive to a subpoena should be directed to the Compliance Officer before the document is disposed of. Covered Persons shall strictly adhere to the directions of the Compliance Officer in handling such records or documents.

       10.    COMPLIANCE WITH INTERNAL CONTROLS AND DISCLOSURE CONTROLS

       (a) The Company has adopted a system of internal controls that must be strictly adhered to by all Covered Persons in providing financial and business transaction information to and within the Company.

              Each Covered Person shall promptly report to the Compliance Officer any actual or suspected breaches or violations of the Company's internal controls that come to the attention of the Covered Person.

              Each Covered Person shall promptly report to the Compliance Officer any actual or suspected fraudulent or questionable transactions or occurrences that come to the attention of the Covered Person. Potentially fraudulent transactions include, without limitation, embezzlement, forgery or alteration of checks and other documents, theft, misappropriation or conversion to personal use of Company assets, and falsification of records.

              Each Covered Person is encouraged to bring to the attention of the Compliance Officer any changes that the Covered Person believes may improve the Company's system of internal controls.

       (b) The Company has adopted a system of disclosure controls to assure that all important information regarding the business and prospects of the Company is brought to the attention of the Chief Executive Officer and Chief Financial Officer of the Company. The accuracy and timeliness of compliance with these disclosure controls is critical in enabling those officers to provide the financial statement and periodic report certifications required by Federal laws.

              Each Covered Person shall strictly adhere to the system of disclosure controls, including the internal reporting responsibilities, assigned to him or her by the Company.

              Each Covered Person shall promptly report, in accordance with Company policy, any significant event or occurrence (whether positive or negative) that arises in the course of the Covered Person's duties and responsibilities to the Company. Events or occurrences include those that affect, or may affect, the Company, or its Business Associates, competitors or industry. General economic conditions need not be reported.

       (c) Each Covered Person shall be candid in discussing matters concerning internal controls and business disclosures with the Company's management, internal auditors, outside auditors, outside counsel, and directors.

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       11.    IMPLEMENTATION OF THE CODE

       While each Covered Person is individually responsible for compliance with the Code, he or she does not do so in a vacuum. The Company has a number of resources, people, and processes in place to answer questions and guide Covered Persons through difficult decisions.

       (a) COMPLIANCE OFFICER RESPONSIBILITY. The Compliance Officer is responsible for overseeing, interpreting and monitoring compliance with the Code. The Compliance Officer will also report periodically to the Company's Audit Committee of the Board of Directors regarding the administration and enforcement of the Code, and work with the Company's Chief Executive Officer, Chief Financial Officer and other officers where appropriate.

       (b) REPORTING VIOLATIONS. If a Covered Person knows of or suspects a violation of applicable laws or regulations, this Code, or any of the Company's other policies, he or she must immediately report that information to the Compliance Officer, the Company's Board of Directors or the Audit Committee of the Board of Directors. No Covered Person who reports an actual or suspected violation in good faith will be subject to retaliation. The Company recognizes the potentially serious impact of a false accusation. Covered Persons are expected as part of the ethical standards required by this Code to act responsibly in making complaints. Making a complaint without a good faith basis is itself an ethical violation. Any Covered Person who makes a complaint in bad faith will be subject to appropriate corrective action including termination of employment or service.

       (c) INVESTIGATIONS OF VIOLATIONS. Reported violations of the Code will be promptly investigated and treated confidentially to the extent possible. It is imperative that the person reporting the violation not conduct a preliminary investigation of his or her own. Investigations of alleged violations may involve complex legal issues. Persons who act on their own may compromise the integrity of an investigation and adversely affect both themselves and the Company.

       (d) WAIVERS. The Board of Directors of the Company, and only the Board of Directors of the Company, may, in its discretion, consent to the waiver of any obligations or restrictions set forth herein. The Board may also grant the Compliance Officer or other appropriate officers of the Company the authority to approve such waivers, provided, however, that only the Board of Directors may consent to such waivers with respect to officers and directors of the Company. Any waiver will be promptly disclosed as required by law or stock exchange regulation.

                                   ENFORCEMENT

       The Compliance Officer will take such action he or she deems necessary or appropriate with respect to any Covered Person who violates, or whose Family Member violates, any provision of this Code, and will inform the Board of Directors of the Company of all material violations and actions taken with respect thereto. If a Covered Person knows of or suspects a violation of applicable laws or regulations, this Code, or any of the Company's other policies by the Compliance Officer or his or her Family Member, he or she must report that information to the Board of Directors or the Audit Committee of the Board of Directors for its consideration and such action as the Board of Directors or the Audit Committee, as the case may be, in its sole judgment, shall deem warranted.

       The Compliance Officer will keep records of all reports created under this Code and of all actions taken under this Code. All such records will be maintained in such manner and for such periods as are required under applicable Federal and state laws and regulations.

                       CONDITION OF EMPLOYMENT OR SERVICE

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       Compliance with this Code and all fiduciary duties under applicable law shall be a condition of employment or service and of continued employment or service with the Company, and conduct not in accordance therewith shall constitute grounds for disciplinary action, including termination of employment or service.

       This Code is NOT an employment or service contract nor is it intended to be an all inclusive policy statement on the part of the Company. The Company reserves the right to provide the final interpretation of the policies on the Code and to revise those policies as deemed necessary or appropriate.

                                   **********

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       I acknowledge that I have read this Code of Ethics and Business Conduct
(a copy of which has been supplied to me and which I will retain for future reference) and agree to comply in all respects with the terms and provisions hereof. I also acknowledge that this Code of Ethics and Business Conduct may be modified or supplemented from time to time, and I agree to comply with those modifications and supplements, as well.


                                     --------------------------------------
                                                   Print Name


                                     --------------------------------------
                                                   Signature

Date:
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                                     ANNEX 1

                       NAVIGATION TECHNOLOGIES CORPORATION

SECURITIES TRADING POLICY

       NO DIRECTOR, OFFICER OR OTHER EMPLOYEE WHO HAS MATERIAL NON-PUBLIC INFORMATION RELATING TO NAVIGATION TECHNOLOGIES CORPORATION (THE "COMPANY"), INCLUDING ITS SUBSIDIARIES, MAY BUY OR SELL SECURITIES OF THE COMPANY, DIRECTLY OR INDIRECTLY, OR ENGAGE IN ANY OTHER ACTION TO TAKE PERSONAL ADVANTAGE OF THAT INFORMATION, OR DISCLOSE IT TO OTHERS. INFORMATION IS GENERALLY CONSIDERED "MATERIAL" IF (a) THERE IS A SUBSTANTIAL LIKELIHOOD THAT A REASONABLE INVESTOR WOULD FIND THE INFORMATION IMPORTANT IN DETERMINING WHETHER TO BUY, HOLD OR SELL IN A SECURITY, OR (b) THE INFORMATION, IF MADE PUBLIC, WOULD LIKELY AFFECT THE MARKET PRICE OF A COMPANY'S SECURITIES. THIS POLICY ALSO APPLIES TO INFORMATION RELATING TO ANY OTHER COMPANY, INCLUDING THE COMPANY'S CLIENTS OR SUPPLIERS, OBTAINED IN THE COURSE OF EMPLOYMENT, AND THE TRADING OF SECURITIES OF SUCH CLIENT OR SUPPLIER. TRANSACTIONS THAT MAY SEEM NECESSARY OR JUSTIFIABLE FOR INDEPENDENT PERSONAL REASONS ARE NO EXCEPTION. SUCH RESTRICTIONS ALSO APPLY TO IMMEDIATE FAMILY MEMBERS AND OTHERS RESIDING IN THE EMPLOYEE'S HOUSEHOLD. "IMMEDIATE FAMILY MEMBERS" INCLUDES THE SPOUSE (OR LIFE PARTNER) AND CHILDREN OF THE EMPLOYEE AND ANY RELATIVE (BY BLOOD OR MARRIAGE) OF THAT EMPLOYEE OR SPOUSE (OR LIFE PARTNER).

       IN ADDITION:

       1. ALL DIRECTORS, OFFICERS AND OTHER EMPLOYEES OF THE COMPANY ARE RESTRICTED FROM THE PURCHASE AND SALE OF THE COMPANY'S SHARES DURING THE PERIODS BEGINNING WITH THE FIFTEENTH DAY OF THE LAST MONTH OF A FISCAL QUARTER OR FISCAL YEAR AND ENDING WITH THE EXPIRATION OF TWO BUSINESS DAYS FOLLOWING THE PUBLIC RELEASE OF THE COMPANY'S PRIOR QUARTER OR PRIOR FISCAL YEAR FINANCIAL RESULTS. THIS RESTRICTION DOES NOT APPLY TO THE EXERCISE OF STOCK OPTIONS, BUT DOES APPLY TO THE SALE OF SHARES ACQUIRED UPON THE EXERCISE OF STOCK OPTIONS.

       2. THE COMPANY'S SECTION 16 REPORTING PERSONS (AS DESIGNATED FROM TIME TO TIME BY THE COMPANY'S BOARD OF DIRECTORS) AND THE OTHER RESTRICTED PERSONS (AS DESIGNATED FROM TIME TO TIME BY THE COMPANY'S BOARD OF DIRECTORS), MUST NOTIFY THE COMPANY'S GENERAL COUNSEL AT LEAST 2 BUSINESS DAYS IN ADVANCE OF ANY TRANSACTION, INCLUDING, WITHOUT LIMITATION, THE EXERCISE OF STOCK OPTIONS.

       PENALTIES ON INSIDER TRADING CAN BE BOTH CRIMINAL AND CIVIL AND SUBSTANTIAL. SUCH PENALTIES INCLUDE LOSS OF JOB, LOSS OF PROFITS FROM THE TRANSACTION, DAMAGES OF TRIPLE THE AMOUNT OF PROFIT AND CRIMINAL PENALTIES OF UP TO $1,000,000 AND TEN YEARS IN PRISON. THE COMPANY CAN BE SUBJECT TO AN SEC PENALTY AS CAN THE INDIVIDUAL IF THE INDIVIDUAL IS FOUND TO BE TRADING ON INSIDE INFORMATION. AN EMPLOYEE'S SUPERVISOR CAN BE SUBJECT TO SEC PENALTIES IF AN INDIVIDUAL UNDER HIS OR HER RESPONSIBILITY IS FOUND TO BE TRADING ON INSIDE INFORMATION.

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                                     ANNEX 2

               NAVIGATION TECHNOLOGIES CORPORATION (THE "COMPANY")
                            DOCUMENT RETENTION POLICY

I.     INTRODUCTION

       A. A document retention policy is critical to the success of the Company.

       B.     The proper retention, maintenance and disposal of records:

              -      Ensures contractual and regulatory compliance;
              -      Positions the Company to respond to legal claims, if any;
              -      Contributes to the preservation of Company know-how; and
                  - Allows efficient responses to business requirements, which ultimately saves time and money.

       C. The goals of records management are to provide easy access to retained records and to dispose of unnecessary records in an orderly and timely manner. In order for this policy to be most effective, personnel should incorporate it as a day-to-day practice, arranging for the storage of those records that are to be retained and disposing of those records which need not be retained, each in accordance herewith.
          -   PURPOSE OF POLICY

       A.     Business Reasons

              - Easy access to active files to make informed business decisions;
              - Remove inapplicable records which may be misleading, inaccurate or needlessly cumulative;
              -   Maintain operation of Company in case of disaster;
              -   Facilitate operation of the Company.

       B.     Legal Reasons

              -      Evidence of business transactions;
              -      Satisfy contractual obligations;
              -      Fulfill statutory requirements, if any;
              -      Respond to actual or potential legal proceedings.

II.    CREATION OF RECORDS

       A. As used in this policy, the term "records" broadly refers to all information generated and received by the Company, regardless of the medium of transmission or storage (e.g., reports, e-mail, correspondence, voice-mail, graphics, agreements (electronics and hard copy), internal memorandum, notes, work documents stored on home computers or pda's, "personal" work files and drafts of the foregoing).

       B. Personnel must assume that all records may be subject to review by other parties, in the context of litigation or otherwise.

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       C.     Exercise good judgment when creating and distributing records, particularly with e-mail which is often perceived as more informal.

       D. If you are an attorney, mark all internal correspondence and memorandum, including e-mail, as attorney-client privileged, when appropriate.

       E. Mark all documents that contain confidential information of the Company, including e-mail and draft agreements, as: NAVIGATION TECHNOLOGIES CONFIDENTIAL.

III.   RECORDS RETENTION

       A. The length of time records should be retained varies depending on the types of record, but records should generally be retained for the longer of the amount of time:

              -      required by law (i.e. regulatory or statutory requirements;
                  tax or audit requirements, civil discovery requirements, governmental investigation, etc.);
              -      determined to be legally appropriate and necessary, even
                  though not mandated by law (i.e. as required by contractual obligation or requirements of original user); or
              -      ascertained to be appropriate with reasonable business
                  judgment.

       B. You should consult with the Company's General Counsel if you have any questions regarding the retention of any particular documents.

IV.    MAINTENANCE OF RECORDS

       A.     Records should be preserved and organized for easy access.

       B. Accessibility of confidential and/or legally privileged records should be limited to authorized personnel.

       C. One copy of all originally executed agreements or other documents for which it is important to maintain at least one copy shall be maintained off-site, in a fire-proof storage cabinet or in another secure manner in the event of a natural disaster, fire, etc.

       D. Records should not be maintained by employees outside of the Company's office.

V.     DISPOSAL OF RECORDS

       A. Except as set forth herein, unnecessary or obsolete records should be disposed of in the ordinary course of business and should be retained only as long as may be necessary to enable personnel in possession thereof to fulfill employment requirements and objectives.

       B. Documents that relate to any litigation, threatened claim or action, governmental investigation, inquiry or proceeding , or similar judicial or administrative matters should not be destroyed. With respect to electronic documents, when the company learns that litigation has been or likely will be filed, it shall:

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                  -  Identify back-up tapes containing potentially relevant
                     information and remove those tapes from the existing recycling rotation;
                  - Identify individuals within the organization who are most likely to have generated or received relevant information and preserve that information by imaging those individuals' e-mail directories, e-mail archives, network drives and local hard drives; and
                  - Document the steps taken to preserve and collect information.

VI.    REVIEW OF DOCUMENT RETENTION POLICY

       A. This policy shall be reviewed periodically by the Company's Legal Department, which shall report any suggested changes to the Board of Directors.

       B. The Legal Department will be responsible for periodically reviewing compliance with the policy.

       C. Employees should periodically review documents in their possession for compliance with this policy.